Exhibit 10.5

Consulting agreement for Millenium Management LLC

May 23, 2005

Keith A. Earle, DVM

Millennium Management Services, LLC

115 Embassy Drive

North Wales, PA 19454

Tel: 215-896-7403

Fax: 215-591-0334

kaerle@verizon.net

Re:	Consulting Agreement

The purpose of this letter is to record the terms of a consulting agreement between Millennium Management Services, LLC (hereinafter referred to as the “Consultant”) and GLYCONIX CORP. (hereinafter, together with its subsidiaries and affiliates, referred to as the “Company”).

The Company wishes to engage the Consultant to provide the Company as a Preclinical Consultant functioning as an independent contractor and not an employee of the Company.

The period of the consulting will be as the Company deems necessary. Consultation will take place at times and places mutually agreed upon by you and representative of the Company.

In consideration for your consulting services, the Company agrees to pay you in accordance with services rendered as stipulated in the invoice for the services. The calculations are based on a $2,000 per month in cash and $1,000 in stock options for 15-20 hours of services provided. The exercise price for the shares will be the fair market value as of the date of the grant. The options will be vest immediately at the grant date and will expire after 5 years.

In addition to the above consulting fee, the Company will reimburse you for your reasonable out-of-packet expenses (air faire travel, other travel, hotel, food). Payment will be made within approximately thirty (30) days of the Company receiving your itemized statement of such expenses.

The Company understands that The Consultant is available to perform the services as provided herein and that The Consultant warrants that this will not cause a conflict of interest because of its relationship with the Company, any other research facility or any other corporate entity or because of work it may have undertaken with others. It is not the Company’ desire to be afforded access to information which is confidential or in any way proprietary to any third party, nor to receive any information the receipt of which implies any obligations. The Consultant warrants that during the time period of its retainer as a consultant under this agreement, it will not knowingly enter into any agreement or relationship to render services as an employee of, adviser or consultant to any other individual, firm or corporation that would be inimical to or in conflict with those aspects of the Company’ business to which this agreement relates. The Consultant further warrants that no other party has any right, title or interest to any information, ideas, developments and inventions which may be submitted to the Company by The Consultant in your capacity as the Company’ consultant.

During The Consultant’s engagement as a consultant, it may be necessary for The Consultant to have access to certain the Company’s technical information and material. You agree to consider such information as confidential and agree to take all reasonable precautions to prevent disclosure of any such information to third parties. The Consultant also agrees not to use such information or materials without the Company’ express written consent. These obligations of confidentiality and non-use shall continue beyond the term of this agreement and shall automatically terminate five (5) years from the effective date of this agreement, but shall cease to apply as to any specific portion of the Company information or material which becomes available to the public through no fault on your part.

The Consultant agrees to disclose promptly and fully to the Company all creative ideas, developments and inventions conceived or reduced to practice by The Consultant as a direct result of its consulting work with the Company. All such ideas, developments and inventions shall be the property of the Company, and accordingly, The Consultant agrees to assign to the Company the entire rights, title and interests to such ideas, developments and inventions, without payment other than the compensation provided herein. Furthermore, The Consultant agrees to execute any and all documents, which the Company deems necessary or convenient to fully implement its proprietary rights in any such ideas, developments and inventions, at no expense to The Consultant.

The Company wishes to retain the results of The Consultant’s services as confidential. Therefore, The Consultant agrees not to publish or otherwise disclose the results of its services without at least ninety days notice and the express written consent of the Company. In the event that the Company in the scientific literature publishes work resulting from The Consultant’s services, acknowledgement will be made to it in the appropriate accepted style.

This agreement constitutes the entire understanding between the parties and may be amended by a written instrument executed by both parties and specifically entitled an amendment of this agreement.

The laws of the State of New York, U.S.A, shall govern the terms and conditions of this agreement.

If the terms of this agreement meet with your approval, please sign and date both copies of this agreement and return one to the Company and keep the other for The Consultant’s files. This service agreement will become effective on the date hereinabove written.

Very truly yours,

By:
Ivan Kanevski, President & CSO

ACKNOWLEDGED, ACCEPTED AND AGREED TO:	By:
Keith A. Earle, DVM
Millennium Management Services, LLC Principal